Exhibit 99.1

UTSTARCOM REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

ALAMEDA, Calif., Nov. 3, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today reported financial results for the third quarter of 2005 ended on September 30, 2005.

Net sales for the third quarter of 2005 were $635.3 million. GAAP net loss for the quarter was $402.7 million, or ($3.40) loss per share, which includes charges of approximately $341.4 million, or ($2.89) loss per share associated with long-lived asset impairment, the tax effect of the impairment and deferred tax asset valuation allowance.

“UTStarcom continues to focus on meeting the opportunities and challenges we face as the company evolves,” said Hong Lu, president and chief executive officer of UTStarcom, Inc.  “The challenges include narrowing our strategic product focus, expanding our worldwide sales, completing our corporate restructuring and improving our operational execution.”

The Company collected just over $1 billion in cash during the quarter with which it generated approximately $223 million in cash flow from operations and paid-down approximately $90 million in long-term and $39 million in short-term debt.

“We are pleased with the continued improvements we are making to the balance sheet, including reductions in inventory, receivables and debt,” added Fran Barton, executive vice president and chief financial officer of UTStarcom.  “We are also focused on cutting operating expenses and believe that, with additional work, we may be able to exceed our initial expense reduction targets by the first quarter of 2006.”

Impairment Charges

As discussed during the call on October 6th, management held a series of planning meetings in the third quarter with the aim of narrowing the strategic

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

focus of the Company’s diversification efforts on a go-forward basis.  During these strategic planning meetings, management determined that certain circumstances have changed sufficiently to indicate that the fair value of certain of the Company’s reporting units may be below their book values.  As a result, management conducted an evaluation of our long-lived assets including goodwill, intangible assets, and property plant and equipment for impairment.

The preliminary results of management’s analysis determined that the fair values of the majority of the Company’s operating units are below their book values. As such, the Company expects to record non-cash impairment charges of:

•                  $193 million for goodwill,

•                  $2 million for intangible assets,

•                  $23 million property, plant and equipment

In addition to the impairment charges, the Company has determined that it is required to record a non-cash tax charge of $123 million related to the impairment.

The Company expects to conclude the evaluation as to the amounts of the impairments and reflect the non-cash charges in its quarterly report to be filed with the SEC by November 10, 2005.

Restructuring Plan Updates

On its first quarter earnings conference call held on May 5, the Company provided a detailed outline of its restructuring program.  The key deliverables under the restructuring program included reductions in working capital of $200 million and a reduction in operating expenses of $40 million per quarter, to approximately $140 million per quarter.  The target for delivery of these reductions was the end of the fourth quarter of 2005.  To date, the Company has reduced its working capital by $271.4 million, exceeding its initial goals.   In addition, the Company believes that it will approach the projected operating expense savings by the end of the fourth quarter.  Excluding the impairment and restructuring charges, third quarter operating expenses were approximately $160 million and are expected to be approximately $145 million in the fourth quarter, not including restructuring costs the Company expects to incur during the quarter.  In addition, the Company has identified new areas of targeted savings to be executed in the fourth quarter of 2005.  The Company is targeting to bring its total operating expenses closer to $130 million per quarter beginning in the first quarter of 2006.   As such the Company expects to incur restructuring charges of approximately $20-$25 million in the fourth quarter.

Consolidated Fourth Quarter 2005 Guidance

Total Revenues:	Approximately $650-$680 million*
Gross Profit Margin:	Total Company: 12-15%
GAAP EPS:	Loss of approximately ($0.45) to ($0.55), inclusive of approximately $20-$25 million of anticipated restructuring charges and an anticipated gain on disposal of assets

*Included in revenue guidance for the fourth quarter is approximately $40 million in revenue related to the Softbank BB mVision IPTV product deployment, for which recognition is dependent on the completion of all elements of the contract prior to the close of the fourth quarter.

Conference Call

The Company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PST). The conference call dial-in numbers are as follows: United States — 888-398-3046; International — 706-634-2492.

A replay of the call will be available from approximately 5:30 p.m. (PST) on November 3, 2005 to 11:59 p.m. (PST) on November 9, 2005. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The Access Code is 1887911.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated evolution of the Company to narrow its strategic product focus, expand world wide sales, complete corporate restructuring and improve operational execution, anticipated continuing efforts to reduce inventory, receivables, debt and operational costs, anticipated ability to exceed the Company’s initial expense reduction targets by the first quarter of 2006, anticipated non-cash accounting charges to be taken during the quarter ended September 30, 2005 and the timing for the completion of the Company’s review of such charges, anticipated timing and magnitude of operating expense savings, anticipated new areas of targeted savings, anticipated operating expenses for the fourth quarter of 2005 and the first quarter of 2006, anticipated restructuring charges for the fourth quarter of 2005 and the guidance given for anticipated total revenues, gross profit margin and earnings (loss) per share for the fourth quarter of 2005, including anticipated recognition of revenue relating to certain contracts during the quarter. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include possible accounting entries and adjustments that may be made to the Company’s financial statements as part of the close of the books for the quarter ended September 30, 2005. These risk factors also include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com

UTStarcom, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$511,217	$698,815
Accounts receivable, net	579,455	806,613
Notes receivable	22,934	26,982
Inventories, net	474,485	590,832
Deferred costs/Inventories at customer sites under contracts	201,241	198,155
Prepaids	54,107	112,525
Current deferred taxes	—	143,123
Restricted cash and short-term investments	36,922	33,347
Other current assets	29,040	42,058
Total current assets	1,909,401	2,652,450
Property, plant and equipment, net	251,009	268,759
Long-term investments	37,427	35,590
Goodwill	3,063	180,627
Intangible assets, net	80,775	98,211
Other long-term assets	31,932	80,368
Total assets	$2,313,607	$3,316,005

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$291,466	$407,536
Short-term debt	226,400	351,183
Income taxes payable	25,244	143,778
Customer advances	159,123	323,938
Deferred revenue	98,719	66,941
Other current liabilities	250,260	241,577
Total current liabilities	1,051,212	1,534,953

Convertible subordinated notes	274,900	410,655
Total liabilities	1,326,112	1,945,608

Minority interest in consolidated subsidiaries	5,287	5,025
Stockholders’ equity:
Common stock: $0.00125 par value; authorized: 750,000,000 shares; issued and outstanding:	151	144
120,013,339 and 114,486,632 at September 30, 2005 and December 31, 2004, respectively
Additional paid-in capital	1,165,227	1,123,065
Deferred stock compensation	(4,052)	(6,102)
Retained earnings (accumulated deficit)	(195,915)	243,452
Accumulated other comprehensive income	16,797	4,813
Total stockholders’ equity	982,208	1,365,372
Total liabilities, minority interest and stockholders’ equity	$2,313,607	$3,316,005

UTStarcom, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Net sales	$635,307	$645,016	$2,260,063	$1,956,935
Cost of sales	581,361	507,882	1,858,481	1,467,496
Gross profit	53,946	137,134	401,582	489,439

Operating expenses:
Selling, general and administrative	88,708	74,916	299,728	209,689
Research and development	60,797	56,026	193,078	154,276
In-process research and development	—	—	660	1,400
Amortization of intangible assets	6,643	3,639	20,391	9,946
Restructuring	3,378	—	18,505	—
Long-lived asset impairment	218,094	—	218,094	—
Total operating expenses	377,620	134,581	750,456	375,311

Operating income (loss)	(323,674)	2,553	(348,874)	114,128

Interest income (expense), net	(2,203)	133	(8,390)	1,102
Gain on debt extinguishment	20,297	—	31,392	—
Other income (expense), net	7,352	1,162	(1,723)	14,211
Income (loss) before income taxes, minority interest and equity in loss of affiliated companies	(298,228)	3,848	(327,595)	129,441
Income tax expense (benefit)	103,650	(1,906)	110,048	22,773
Minority interest in (earnings) losses of consolidated subsidiaries	3	(40)	94	(127)
Equity in loss of affiliated companies	(786)	(727)	(1,818)	(2,925)
Net income (loss)	$(402,661)	$4,987	$(439,367)	$103,616

Basic earnings (loss) per share	$(3.40)	$0.04	$(3.79)	$0.91
Diluted earnings (loss) per share	$(3.40)	$0.04	$(3.79)	$0.78

Weighted average shares used in per-share calculation:
- Basic	118,262	113,945	115,902	114,110
- Diluted	118,262	133,226	115,902	136,214

Non-GAAP Disclosure of EPS Effect of Non-cash Charges:
Goodwill Impairment	$(192,929)
Intangible Assets Impairment	(1,679)
Property, Plant and Equipment Impairment	(23,486)
Impairment charges	(218,094)
Tax effect	(123,316)
	$(341,410)

Basic earnings (loss) per share	$(2.89)

Weighted average shares used in per-share calculation:	118,262